Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 7, 2024

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2024 Second Quarter Results and Additional $200 Million Share Repurchase Program
•Earnings per diluted share (EPS) of $0.29 compared to $0.27 in the prior year quarter
•Strong YTD cash from operations of $88 million compared to $53 million in the prior year; highest first-half cash generated from operations since fiscal 2016
•Returned approximately $31 million to shareholders; $15 million in share repurchases and $16 million in dividends
•Announces additional share repurchase program of up to $200 million over three years

PITTSBURGH, (February 7, 2024) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2024 second quarter ended December 31, 2023, with sales of $495 million, compared to $497 million in the prior year quarter, and earnings per diluted share (EPS) of $0.29, compared with $0.27 in the prior year quarter. Adjusted EPS was $0.30 in the current quarter, whereas EPS was not adjusted in the prior year quarter.
"Once again this quarter we generated strong cash from operations, even though sales were at the lower end of our outlook due to softening market conditions, most notably in December,” said Christopher Rossi, President and CEO.
Rossi continued, "We have updated our full year outlook to reflect the macro-economic conditions we are now seeing, which includes softening across our end markets and no recovery in China this fiscal year. We remain focused on the things we can control including gaining share and accelerating progress on our $100 million in cost reductions by the end of FY27. As a result, we are taking additional actions to increase the savings of our current restructuring program from $20 million to $35 million by the end of FY24. These steps, coupled with our extended share repurchase program, continue to give me confidence that we will drive long-term value for shareholders."

Additional Share Repurchase Program
Today the Company announced that its Board of Directors authorized an additional share repurchase program. The Company intends to repurchase up to an additional $200 million of Kennametal common stock over a three-year period. The Company expects to fund repurchases through cash generated from operations.

Fiscal 2024 Second Quarter Key Developments
Sales of $495 million were flat from the prior year quarter, reflecting an organic sales decline of 3 percent, offset by a favorable business days effect of 2 percent and a favorable currency exchange effect of 1 percent.

During the quarter, the Company achieved restructuring savings of approximately $5 million from the previously announced action to streamline our cost structure while continuing to invest in our high-return Commercial and Operational Excellence initiatives. This action has been enlarged and is currently expected to deliver annualized run rate pre-tax savings of approximately $35 million, up from the previous estimate of $20 million, by the end of fiscal 2024. Restructuring and related charges of $1 million were recognized during the quarter in connection with the execution of this initiative.
Operating income was $28 million, or 5.7 percent of sales, compared to $35 million, or 7.1 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to lower volumes, higher wages and general inflation and the unfavorable timing of pricing compared to raw material costs in the Infrastructure segment. These factors were partially offset by higher price realization in the Metal Cutting segment and restructuring savings of approximately $5 million. Adjusted operating income was $30 million, or 6.0 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.
The reported effective tax rate (ETR) for the quarter was 9.0 percent (benefit on income) compared to 17.8 percent (provision on income) in the prior year quarter. The decrease in the ETR year-over-year was driven by a $7.8 million tax benefit due to a change in the Swiss tax rate in the current year quarter, partially offset by a $2.2 million tax benefit from a Swiss tax ruling in the prior year quarter. Adjusted ETR was 8.0 percent (benefit on income) in the current quarter, whereas ETR was not adjusted in the prior year quarter.
Year-to-date net cash flow from operating activities was $88 million compared to $53 million in the prior year period. The change in net cash flow from operating activities was driven primarily by working capital changes including improved inventory levels. Year-to-date free operating cash flow (FOCF) was $36 million compared to $4 million in the prior year period. The increase in FOCF was driven primarily by working capital changes, including improved inventory levels, and proceeds received from the disposal of property, plant and equipment, partially offset by higher capital expenditures.
The Company paid $16 million in cash dividends to Kennametal shareholders during the quarter. The Company has a long history of consistently paying dividends to shareholders since its listing on the New York Stock Exchange in 1967.
During the quarter, the Company repurchased 625 thousand shares of Kennametal common stock for $15 million under its share repurchase program. Inception-to-date the Company has repurchased 5.8 million shares of common stock for $163 million under the program.

Outlook
The Company’s expectations for the third quarter of fiscal 2024 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $510 - $530 million; foreign exchange anticipated to be a headwind of approximately 1 percent compared to the third quarter of fiscal 2023
•Adjusted EPS is expected to be $0.25 - $0.35
Annual Outlook:
•Sales now expected to be $2.020 - $2.070 billion
•Interest expense is expected to be approximately $28 million
•Adjusted EPS is now expected to be $1.35 - $1.65
•Pricing actions expected to cover raw material costs, wages and general inflation
•Free operating cash flow of 100 percent of adjusted net income
•Primary working capital as a percent of sales maintained at approximately 32 percent throughout the year
•Capital spending expected to be approximately $100 - $110 million
•Adjusted ETR is now expected to be approximately 21 percent
•Share repurchase program to continue

The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $311 million increased 4 percent from $299 million in the prior year quarter, driven by a favorable currency exchange effect of 2 percent and a favorable business days effect of 2 percent. Operating income was $26 million, or 8.2 percent of sales, compared to $26 million, or 8.8 percent of sales, in the prior year quarter. Operating income was flat year over year primarily because higher price realization and restructuring savings of approximately $4 million were offset by lower volumes and higher wages and general inflation. Adjusted operating income was $26 million, or 8.4 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.
Infrastructure sales of $184 million decreased 7 percent from $198 million in the prior year quarter, driven by an organic sales decline of 8 percent, partially offset by a favorable currency exchange effect of 1 percent. Operating income was $3 million, or 1.8 percent of sales, compared to $10 million, or 5.1 percent of sales, in the prior year quarter. The decrease in operating income was primarily due to lower volumes and the unfavorable timing of pricing compared to raw material costs. These factors were partially offset by restructuring savings of approximately $1 million. Adjusted operating income was $4 million, or 1.9 percent margin, in the current quarter, whereas operating income was not adjusted in the prior year quarter.

Dividend Declared
Kennametal announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on February 27, 2024 to shareholders of record as of the close of business on February 13, 2024.
The Company will host a conference call to discuss its second quarter fiscal 2024 results on Wednesday, February 7, 2024 at 9:30 a.m. Eastern Time. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, interest expense, adjusted EPS, FOCF, primary working capital, capital expenditures and adjusted effective tax rate for the third quarter and full year of fiscal 2024 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation and Russia's invasion of Ukraine and the resulting sanctions on Russia; the adverse effects of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and Gaza; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,700 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.1 billion in revenues in fiscal 2023. Learn more at www.kennametal.com. Follow @Kennametal: X (formerly Twitter), Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Sales	$495,320	$497,121	$987,796	$991,913
Cost of goods sold	355,723	354,231	685,301	689,055
Gross profit	139,597	142,890	302,495	302,858
Operating expense	107,342	105,756	218,991	214,035
Restructuring and other charges, net	1,033	(1,505)	4,119	(1,505)
Amortization of intangibles	2,743	3,148	5,788	6,312
Operating income	28,479	35,491	73,597	84,016
Interest expense	6,847	7,015	13,447	13,652
Other (income) expense, net	(687)	588	(597)	1,597
Income before income taxes	22,319	27,888	60,747	68,767
(Benefit from) provision for income taxes	(2,009)	4,964	6,050	16,206
Net income	24,328	22,924	54,697	52,561
Less: Net income attributable to noncontrolling interests	1,220	1,025	1,532	2,466
Net income attributable to Kennametal	$23,108	$21,899	$53,165	$50,095
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.29	$0.27	$0.67	$0.62
Diluted earnings per share	$0.29	$0.27	$0.66	$0.61
Basic weighted average shares outstanding	79,700	80,737	79,863	81,141
Diluted weighted average shares outstanding	80,114	81,237	80,395	81,677

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2023	June 30, 2023
ASSETS
Cash and cash equivalents	$90,735	$106,021
Accounts receivable, net	290,547	307,313
Inventories	570,785	557,630
Other current assets	57,753	55,825
Total current assets	1,009,820	1,026,789
Property, plant and equipment, net	961,396	969,068
Goodwill and other intangible assets, net	363,514	362,715
Other assets	209,622	188,662
Total assets	$2,544,352	$2,547,234
LIABILITIES
Revolving and other lines of credit and notes payable	$23,315	$689
Accounts payable	193,002	203,341
Other current liabilities	197,791	229,945
Total current liabilities	414,108	433,975
Long-term debt	595,576	595,172
Other liabilities	206,564	203,919
Total liabilities	1,216,248	1,233,066
KENNAMETAL SHAREHOLDERS’ EQUITY	1,287,823	1,275,447
NONCONTROLLING INTERESTS	40,281	38,721
Total liabilities and equity	$2,544,352	$2,547,234

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Sales:
Metal Cutting	$311,445	$299,469	$619,675	$599,405
Infrastructure	183,875	197,652	368,121	392,508
Total sales	$495,320	$497,121	$987,796	$991,913
Sales By Geographic Region:
Americas	$238,904	$250,178	$485,645	$503,756
EMEA	152,925	142,347	301,634	273,657
Asia Pacific	103,491	104,596	200,517	214,500
Total sales	$495,320	$497,121	$987,796	$991,913
Operating income:
Metal Cutting	$25,527	$26,222	$57,644	$54,828
Infrastructure	3,236	10,097	16,880	30,884
Corporate (1)	(284)	(828)	(927)	(1,696)
Total operating income	$28,479	$35,491	$73,597	$84,016
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended December 31, 2023 include restructuring and related charges and differences in projected annual tax rates. There were no adjustments for the three months ended December 31, 2022. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the third quarter and full fiscal year of 2024 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted EPS, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, EPS, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED DECEMBER 31, 2023 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$495,320	28,479	(9.0)%	$23,108	$0.29
Reported operating margin		5.7%
Restructuring and related charges	—	1,033	14.3	885	0.01
Differences in projected annual tax rates	—	—	(13.3)	6	—
Adjusted results	$495,320	$29,512	(8.0)%	$23,999	$0.30
Adjusted operating margin		6.0%
(2) Attributable to Kennametal.

THREE MONTHS ENDED DECEMBER 31, 2023 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$311,445	$25,527	$183,875	$3,236
Reported operating margin		8.2%		1.8%
Restructuring and related charges	—	692	—	340
Adjusted results	$311,445	$26,219	$183,875	$3,576
Adjusted operating margin		8.4%		1.9%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended December 31,
(in thousands)	2023	2022
Net cash flow provided by operating activities	$88,308	$52,509
Purchases of property, plant and equipment	(57,487)	(50,622)
Disposals of property, plant and equipment	5,208	2,466
Free operating cash flow	$36,029	$4,353

Organic Sales Growth (Decline)
Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES GROWTH (DECLINE) (UNAUDITED)
Three Months Ended December 31, 2023	Metal Cutting	Infrastructure	Total
Organic sales decline	—%	(8)%	(3)%
Foreign currency exchange effect (3)	2	1	1
Business days effect (4)	2	—	2
Sales growth (decline)	4%	(7)%	—%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.